Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR FISCAL 2012

-- Revenue and product gross profit expected to exceed 2012 guidance –

-- Company to restate financial statements for 2011 and 2012 quarters due to change in lease accounting; no anticipated significant impact on net income (loss)--

SAN DIEGO, CA., March 14, 2013 – Verenium Corporation (the “Company”) (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today announced certain preliminary financial results for its year ended December 31, 2012. The Company intends to provide fourth quarter and full year audited 2012 financial results on Wednesday, March 27, 2013 after market close.

Verenium expects to report total revenue in the range of $57.0 million to $57.5 million and product gross profit in the range of $16.5 million to $17.0 million for the year ended December 31, 2012. Verenium also expects to report operating income between $20.8 million and $21.3 million, including a $31.3 million gain on the sale of the Company’s oilseed processing business and, excluding this gain, a non-GAAP operating loss between $10.0 million to $10.5 million. The Company believes that excluding the impact of this gain provides a more consistent measure of operating results.

The Company also expects to report capital expenditures in the range of $8.0 million to $8.5 million for the year ended December 31, 2012 and an unrestricted cash balance of approximately $34.9 million as of December 31, 2012.

“The progress we have made during 2012 towards our operational and partnering objectives, together with our solid financial performance, sets a strong foundation for 2013,” said James Levine, President and Chief Executive Officer at Verenium. “We remain optimistic about the near-term opportunities for our high-performance industrial enzyme products and the long-term growth prospects for our company. We look forward to providing more detail on our 2012 financial performance when we report our final financial results for 2012.”

Verenium also announced today that during the preparation process for the Company’s 2012 Annual Report on Form 10-K an error was identified in the Company’s previously-issued financial statements related to the Company’s accounting for its facility lease at 3550 John Hopkins Court in San Diego, CA.

Under Generally Accepted Accounting Principles (“GAAP”) the Company is required to record an asset representing the total cost of the building and improvements, including the costs paid by the lessor (the legal owner of the building), with a corresponding lease financing obligation. As a result, the Company will restate certain historical financial statements as of, and for the year ended December 31, 2011 and the quarterly periods ended June 30, 2011, September 30, 2011, March 31, 2012, June 30, 2012 and September 30, 2012. The restatement is expected to have a material impact on the consolidated balance sheets for the relevant periods. The impact of the restatement on the Company’s consolidated net income (loss) for the relevant periods is expected to be insignificant. Further, the restatement will have no impact on the Company’s reported cash position for the relevant periods.

“As we indicated in our June 2011 disclosures when we entered into this lease, we believe our facility is a highly attractive means for us to provide the space we need to grow our business on financial terms favorable to the Company,” said Jeff Black, Chief Financial Officer at Verenium. “Today, we are revising the accounting treatment for our San Diego facility lease, as prescribed by GAAP; however, we feel it is critical for our stakeholders to fully understand that going forward, the approximately $22 million asset that will appear on our balance sheet as a result of this accounting revision is not legally owned by Verenium. We are considered the owner of the building solely for accounting purposes. This change in accounting does not represent a change in the economic terms or substance of our lease.”

The financial restatement is described in more detail in the Company’s Current Report on Form 8-K, filed today with the Securities and Exchange Commission.

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s estimated revenues, operating loss and capital expenditures for the year ended December 31, 2012, unrestricted cash balance as of December 31, 2012, near-term opportunities and long-term growth prospects, the impact of Verenium’s restatement of certain of its historical financial statements on its consolidated balance sheets and consolidated statement of operations for the relevant periods and its cash position, and Verenium’s San Diego facility and the related lease. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s audited financial results, capital expenditures and cash position for the year ended and as of December 31, 2012 being different from Verenium’s estimated financial results, capital expenditures and cash position, the actual impact of Verenium’s restatement of certain of its historical financial statements on its consolidated balance sheets and consolidated statement of operations for the relevant periods and its cash position being different from the estimated impact, Verenium’s strategic focus, technologies, products and product candidates and product pipeline (including Verenium’s ability to identify, develop and commercialize new products and product candidates, either independently or with collaborators or partners, and market demand for those products and product candidates), dependence on patents and proprietary rights, protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies, the timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture or partnership agreements and licenses on a timely basis or at all, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2011 and any updates contained in its subsequently filed quarterly reports on Form 10-Q . These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

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Contact:

Sarah Carmody

Sr.Manager, Corporate Communications

858-431-8581

sarah.carmody@verenium.com